Exhibit 10.21
MAGNOLIA OIL & GAS CORPORATION
LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
Pursuant to the terms and conditions of the Magnolia Oil & Gas Corporation Long Term Incentive Plan, as amended from time to time (the “Plan”), Magnolia Oil & Gas Corporation (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (“RSUs”) set forth below in this Restricted Stock Unit Grant Notice (this “Grant Notice”). This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan attached hereto as Exhibit B, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[____________________]
Date of Grant:	[____________________]
Total Number of Restricted Stock Units:	[____________________] (“Grant Date Number of RSUs”)
Vesting Commencement Date:	[____________________] (“Vesting Commencement Date”)
Vesting Schedule:
Subject to the terms and conditions of this Grant Notice, the Agreement, and the Plan, the RSUs shall vest according to the following schedule:
1/3rd of the Grant Date Number of RSUs on the first anniversary of the Vesting Commencement Date;

1/3rd of the Grant Date Number of RSUs on the second anniversary of the Vesting Commencement Date; and

1/3rd of the Grant Date Number of RSUs on the third anniversary of the Vesting Commencement Date;
except as otherwise provided below, so long as you remain continuously employed or engaged by the Company or an Affiliate, as applicable, from the Date of Grant through each such vesting date.

Impact of Change in Control:
In the event of the termination of your employment or service by the Company or an Affiliate without Cause or your resignation for Good Reason, in each case, during the Change in Control Protection Period (each as defined below), the RSUs will vest in full as of such termination.
In the event of a Change in Control (as defined below) pursuant to which the successor company or a parent or subsidiary thereof does not assume the RSUs, then so long as you have remained continuously employed by or have continued to provide services to the Company or an Affiliate, as applicable, from the Date of Grant through the date of such Change in Control, the RSUs will vest in full upon such Change in Control; provided, however, that notwithstanding the foregoing, with respect to any RSUs that constitute a deferral of compensation subject to the Nonqualified Deferred Compensation Rules, such RSUs may only be accelerated in a manner consistent with the plan termination rules on a change in control event as defined in the Nonqualified Deferred Compensation Rules.

Impact of Certain Terminations of Employment:
In the event of a termination of your employment or service (i) by the Company or an Affiliate without Cause at a time when the Participant has not satisfied the Rule of 70 (as defined below), (ii) due to your resignation for Good Reason, (iii) due to your death, or (iv) due to your Disability (each as defined below), in each case, before the third anniversary of the Vesting Commencement Date and unless the immediately preceding paragraphs are applicable, then a number of RSUs will vest on the termination date equal to the product of (a) the number of RSUs scheduled to vest on the anniversary of the Vesting Commencement Date immediately following the termination date, times (b) a fraction, the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month), beginning with the Vesting Commencement Date or anniversary thereof immediately preceding the termination date, during which you were employed or engaged by the Company or an Affiliate, and the denominator of which is 12. The portion, if any, of your RSUs that have not vested as of the termination date after applying the provisions of the immediately preceding sentence shall become null and void as of the termination date.

In the event of a termination of your employment or service (i) by the Company or an Affiliate without Cause at a time when the Participant has satisfied the Rule of 70; or (ii) due to your Retirement and your Retirement Date (as defined below) occurs after the six (6) month anniversary of the Date of Grant, in each case, before the third anniversary of the Vesting Commencement Date and unless the immediately preceding paragraphs are applicable, then any then-unvested RSUs shall remain outstanding and eligible to vest and will be payable in accordance with the foregoing vesting schedule; provided, that upon (A) your death, or (B) the occurrence of a Change in Control, in each case, which occurs following such date of termination or your Retirement Date, as applicable, then any such unvested RSUs will vest in full and become payable as of the date of your death or the date of consummation of such Change in Control, as applicable (provided, however, that notwithstanding the foregoing, with respect to any such RSUs that constitute a deferral of compensation subject to the Nonqualified Deferred Compensation Rules, such RSUs may only be accelerated in a manner consistent with the plan termination rules on a change in control event as defined in the Nonqualified Deferred Compensation Rules).
Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that you violate any of the Restrictive Covenants (as defined below), the Committee may determine, in its sole discretion, to cause you to immediately forfeit any outstanding RSUs for no consideration.

“Cause” means (a) the Participant’s material breach of this Agreement, of any other written agreement between the Participant and the Company or an Affiliate, or of any material policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (b) the commission of a material act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant upon the Company; (c) the conviction of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (d) the Participant’s willful failure or refusal, other than due to Disability, to perform the Participant’s obligations pursuant to this Agreement or any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this clause (d) are of such a nature that the Company determines they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company has provided the Participant written notice of the obligation to cure such actions or omissions.
"Change in Control” has the meaning set forth in Section 2(g) of the Plan, except that (i) in clause (A) of paragraph (iii) of such definition, “50%” shall be replaced with “60%,” and (ii) in the flush paragraph at the end of Section 2(g), clause (x) is removed. For the avoidance of doubt, in no event shall a series of unrelated transactions collectively constitute a Change in Control whether or not such transactions would otherwise constitute Business Combinations for this purpose.
“Change in Control Protection Period” means the 24 month period beginning immediately prior to the consummation of a Change in Control.
“Disability” means (a) a physical or mental impairment of sufficient severity that (1) you are unable to continue performing the duties assigned to you prior to such impairment, or (2) your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Affiliates, and (b) the impairment or condition is cited by the Company as the reason for your termination; provided that, in all cases, the term Disability shall be applied and interpreted in compliance with the Nonqualified Deferred Compensation Rules.
“Good Reason” means the Participant’s resignation within 120 days after any of the following events, unless the Participant consents to the applicable event: (i) a material decrease in the Participant’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly-situated employees of the Company; (ii) following the occurrence of a Change in Control, a material reduction in the aggregate amount of compensation opportunity and benefits provided to the Participant or in the level of the Participant’s participation relative to other similarly-situated participants; (iii) a material decrease in (a) the Participant’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the Participant’s then-current title or position; (iv) a relocation of the Participant’s principal work location to a location more than 50 miles from the Participant’s then-current principal location of employment; or (v) a material breach by the Company or any Affiliate of any provision of this Agreement or any material agreement between the Participant, the Company or any Affiliate. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason will not be effective unless and until the Participant has: (x) provided the Company, within 60 days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (y) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.
“Restrictive Covenants” means, collectively, the restrictive covenants set forth in Sections 6, 7, 8, 9 and 10 of the Magnolia Oil & Gas Corporation Executive Severance and Change in Control Plan, as it may be amended from time to time (the “Severance Plan”); provided, that, notwithstanding anything to the contrary set forth in the Severance Plan, the Participant and the Company hereby acknowledge and agree that the “Prohibited Period” as it applies to the Restrictive Covenants for purposes of this Agreement shall be extended for so long as any of the RSUs granted to the Participant hereunder remain outstanding and eligible for vesting or payment pursuant to this Agreement.
“Retirement” means the termination of the Participant’s employment or service with the Company or an Affiliate by the Participant (other than for Good Reason, due to death or Disability, or at a time when the Participant’s employment or service could have been terminated for Cause) at any time after the Participant has both (a) satisfied the Rule of 70; and (b) provided the Company with, at least six (6) months prior to the Participant’s Retirement Date, a Retirement Notice.
“Retirement Date” means the actual date of termination of the Participant’s employment or service due to Retirement.
“Retirement Notice” means a written notice delivered to the Vice President of Human Resources of the Company expressly confirming the Participant’s decision to voluntarily terminate their employment or service with the Company or an Affiliate due to Retirement and setting forth the Participant’s proposed termination date.
“Rule of 70” means that the Participant’s age plus years of service with the Company and its Affiliates collectively equals at least 70; provided, that the Participant has reached at least age 55 and has at least five (5) years of continuous employment or service with the Company and its Affiliates (including, for the avoidance of doubt, any additional service credit granted to the Participant, or to a group of employees of which the Participant is a member, by the Board).
By clicking to accept, you agree to be bound by the terms and conditions of the Agreement, the Plan, and this Grant Notice. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan, or this Grant Notice.
In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.
You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.
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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

MAGNOLIA OIL & GAS CORPORATION

By: __________________________________________
Title: President and Chief Executive Officer
Name: Chris Stavros

Signature Page
to
Restricted Stock Unit Grant Notice

Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (together with the Grant Notice, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), and [__________] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company. Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.
2.Vesting of RSUs.
(a)The RSUs shall vest in accordance with the vesting schedule and other vesting terms set forth in the Grant Notice. Except in the case of vesting pursuant to a qualifying termination of employment as set forth in the Grant Notice, in the event of the termination of the Participant’s employment prior to the vesting of all of the RSUs, all unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice on the date of such termination. Notwithstanding the foregoing, in the event of a termination of the Participant’s employment for Cause, (i) all unvested RSUs and (ii) all RSUs that have vested but have not been settled in accordance with Section 4 (including all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice on the date of such termination. For the avoidance of doubt, in the event the Participant is or becomes a member of the Board, the Participant will be considered to have remained continuously employed or engaged by the Company or an Affiliate following the termination of the Participant’s employment with the Company or an Affiliate so long as the Participant is a member of the Board as of the date of such termination.
(b)Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 2 and any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, the terms of such employment agreement shall control.
3.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled or forfeited as of such record date, the Company shall pay Dividend Equivalents to the Participant in the form of cash in an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Participant’s RSUs granted pursuant to this Agreement that have not been settled or forfeited as of such record date, such payment to be made promptly following the date that the Company pays such dividend to its shareholders generally (however, in no event shall the Dividend Equivalents be paid later than 30 days following the date on which the Company pays such dividend).
4.Settlement of RSUs. Except as otherwise provided in Section 2 or in the Grant Notice, RSUs that have vested in accordance with the terms of the Grant Notice shall be settled within 60 days following the applicable vesting date. Pursuant to this Section 4, the Company shall deliver to the Participant a number of shares of Stock equal to the number of vested RSUs that become payable as of each such date, subject to the satisfaction of any tax withholding obligations under Section 5. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. In the event the Participant would otherwise become vested in a fractional portion of a RSU (a “Fractional RSU”) based on the vesting terms set forth in the Grant Notice, the Fractional RSU shall instead remain unvested until the final vesting date provided in the Grant Notice; provided, however, that if the Participant would otherwise vest in a subsequent Fractional RSU prior to the final vesting date for the RSUs and such Fractional RSU taken together with a previous Fractional RSU that remained unvested would equal a whole RSU, then such Fractional RSUs shall vest to the extent they equal a whole RSU. Upon such final vesting date, the value of any Fractional RSUs shall be rounded up to the nearest whole RSU.
5.Tax Withholding. To the extent that the receipt, vesting or settlement of this Award, including without limitation any payment made pursuant to Section 3 of this Agreement, results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award. In order to satisfy obligations for the payment of withholding taxes and other tax obligations related to the issuance of shares, the Company shall reduce the number of shares of Stock deliverable hereunder with respect to the RSUs by a number of shares of Stock up to the number of shares having an aggregate Fair Market Value on the date of withholding that does not exceed the aggregate amount of such obligations determined based on the maximum statutory withholding rates in the Participant’s jurisdiction that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Participant shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company, or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of such tax consequences.
6.Non-Transferability. None of the RSUs, rights to receive Dividend Equivalents or any interest or right therein may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the RSUs have been issued (or, in the case of Dividend Equivalents, the Dividend Equivalents have been paid in cash), and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.
7.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued, (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act, or (c) the Company has attained from any regulatory body having jurisdiction the requisite authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance.
8.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions, or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
9.Full Satisfaction. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee, or distributee in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.
10.No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the grant of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity, to terminate such employment at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.
11.Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
12.Entire Agreement; Amendment. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance arrangement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement (including, for the avoidance of doubt, the Magnolia Oil & Gas Corporation Executive Severance and

Change in Control Plan). Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan.
13.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
14.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators, and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
15.Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy. For the avoidance of doubt, the Participant acknowledges that Participant is bound by the terms of the Company’s Clawback Policy, effective as of October 30, 2023, to the extent Participant qualifies as a “Covered Executive” thereunder, and that the Company may pursue recoupment in accordance with the terms of such policy, including without limitation by seeking recovery of any gains realized on the vesting, exercise, settlement, sale, transfer, or other disposition of RSUs subject to this Award and/or of Stock received with respect thereto.
16.Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
17.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs and all rights related thereto granted pursuant to this Agreement are intended to comply with or be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment or service shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules. Notwithstanding any provision herein or in the Plan to the contrary, in the event that the Participant is a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) and becomes entitled to a payment hereunder that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six (6) months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A

Payment Date. Any amounts subject to the immediately preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date.
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Exhibit B
MAGNOLIA OIL & GAS CORPORATION LONG TERM INCENTIVE PLAN
[SEE ATTACHED]

B-1

RSU